Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form S-4) and related Consent Solicitation Statement/Prospectus of Sailfish Energy Holdings Corporation, a direct wholly owned subsidiary of Stone Energy Corporation, for the registration of shares of common stock and to the incorporation by reference therein of our reports dated February 23, 2017 (except for Note 3, as to which the date is May 12, 2017) with respect to the consolidated financial statements of Stone Energy Corporation, included in the Current Report (Form 8-K) of Stone Energy Corporation dated May 12, 2017, and February 23, 2017 with respect to the effectiveness of internal control over financial reporting of Stone Energy Corporation, included in its Annual Report (Form 10-K) for the year ended December 31, 2016, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

New Orleans, Louisiana

December 28, 2017